EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of July 1, 1997, between STARTEC, INC., a Maryland corporation ("Employer"), and Prabhav Maniyar (the "Executive").

                                 R E C I T A L S

     WHEREAS, the Employer and the Executive are desirous of entering into an Employment Agreement setting forth the terms and conditions of Employee's employment with Employer for a three (3) year period with two (2) annual extensions.

     ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

     1. EMPLOYMENT AND DUTIES. Employer hereby employs Executive and Executive hereby accepts employment as Vice President, Chief Financial Officer and Secretary of Employer and, if Employer so elects, as an executive officer or director of any of the direct or indirect subsidiaries of Employer (the "Subsidiaries"). Executive agrees to serve without additional remuneration in such capacities for the Subsidiaries of Employer, with responsibilities and authority commensurate with the nature of Executive's responsibility and authority with Employer as the Board of Directors of Employer (the "Board of Directors") may from time to time request, subject to appropriate authorization by the Subsidiaries involved and any limitations under applicable law. Executive shall perform such duties and have such powers and authority as the Board of Directors shall determine, commensurate with Executive's position as an executive officer of Employer. The Executive also agrees to serve as a member of the Board of Directors until his successor shall be duly elected and qualified. The Executive's failure to discharge an order or perform a function because the Executive reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties hereunder.

     2.   SERVICES AND EXCLUSIVITY OF SERVICES.

          2.1 So long as this Agreement shall continue in effect, Executive shall devote his full business time and energy to the business, affairs and interests of Employer and its Subsidiaries and matters related thereto and shall faithfully and diligently endeavor to promote such business, affairs and interests.

          2.2 Executive may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of the Employer and its Subsidiaries, provided that such service is expressly approved by the Board of Directors of the Employer. Executive may make and manage personal business investments of his choice (provided such investments are in businesses which do not directly compete with Employer and its Subsidiaries or such investments satisfy the standards set forth in the proviso to Section 6.1.1. and, in either case, do not require any services on the part of Executive in the affairs of the companies in which such investments are made) and may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors of Employer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

     3.   COMPENSATION, EXPENSES AND OTHER BENEFITS.

          3.1 BASE SALARY. During the Term (as defined in Section 4.1), the Executive shall receive for the services to be rendered hereunder a base salary at an annual rate of $175,000 per annum (the "Base Salary"). The Base Salary shall be paid in substantially equal installments consistent with the Employer's normal payroll schedule, but in no event less frequently than bi-weekly, subject to applicable withholding and other taxes. The Executive's Base Salary shall be reviewed at least annually and may be increased but may not be decreased. If Base Salary is so increased, the amount of such increase shall thereafter be included in Base Salary.

          3.2 BONUS. In addition to the Base Salary, the Executive shall also be eligible to receive an annual bonus (the "Bonus") of up to 40% of the Base Salary. The amount of the Bonus shall be determined by the Board of Directors of Employer and shall be based on the financial and operating performance of Employer. The Board of Directors may, in its sole and absolute discretion, award additional bonuses to Executive on any other basis as it deems appropriate from time to time.

          3.3 STOCK OPTIONS. Executive shall be entitled to receive grants of stock options or other awards, which options or awards will be subject to the terms and conditions of Employer's 1997 Performance Incentive Plan (the "Plan"), when, as and if adopted, in amounts determined by the Board of Directors (or a committee thereof) in its sole and absolute discretion.

          3.4 EXPENSES. Employer shall promptly reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of appropriate documentation in accordance with Employer's and its Subsidiaries' customary procedures and policies applicable to its and their senior executives.

          3.5 DISABILITY INSURANCE. Employer shall obtain a disability policy covering the Executive in the event he becomes disabled, in a monthly amount equal to at least 60% of Executive's then-current monthly Base Salary.

          3.6 OTHER BENEFITS. Executive shall be eligible to participate in any accident, health, medical, disability, pension, savings and any other employee benefit plans (other than any stock option or similar plans) that may from time to time be provided by the Employer to its executive personnel.

          3.7 VACATION. Executive shall be entitled to reasonable vacations during each year of the Term (as defined in Section 4.1 hereof), the timing and duration thereof to be determined by mutual agreement between Executive and the Employer.

          3.8 AUTOMOBILE ALLOWANCE. Executive shall be entitled to receive an automobile allowance of Seven Hundred Fifty and No/Dollars ($750.00) per month payable on the first day of each month.

     4.   TERM AND TERMINATION.

          4.1 TERM. The term of Employee's employment hereunder (the "Term") shall begin on the date of this Agreement (the "Effective Date"), shall continue through the third anniversary of the Effective Date (the "Initial Term") and shall automatically extend each year until the fifth anniversary of the Effective Date, unless notice of termination is given by either party hereto at least ninety (90) days prior to the end of the Initial Term or the first annual extension.

          4.2  TERMINATION.

               4.2.1 Employer may, at its election, subject to the provisions of
Section 4.3 hereof, terminate Executive's employment hereunder as follows:

                       (i) for "Cause" upon notice of such termination to Executive;

                       (ii) upon the death of Executive; or

                       (iii) upon 10 days' notice to Executive if Executive becomes "Disabled".

               4.2.2 As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                    (i) "Cause" shall mean (A) Executive's final conviction of a felony involving a crime of moral turpitude, (B) acts of Executive which, in the reasonable judgment of the Board, constitute willful fraud on the part of Executive in connection with his duties under this Agreement, including but not limited to misappropriation or embezzlement in the performance of duties as an employee of the Company, or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in this Agreement, or
(C) gross misconduct, including but not limited to the willful failure of Executive either to (1) continue to obey lawful written instruction of the Board after thirty (30) days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected, or
(2) correct any conduct of Executive which constitutes a material breach of this Agreement after thirty (30) days notice in writing of Executive's failure to do so and the Board's intention to terminate Executive if such failure is not corrected.

                    (ii) "Disabled" or "Disability" shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive's total physical or mental disability, Executive's legal representative) that Executive is physically or mentally unable to perform his duties of Chief Executive Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six
(6) consecutive months or for shorter periods aggregating one hundred and eighty
(180) days in any twelve-(12)-month period.

                    (iii) "Termination Without Cause" shall mean any termination of employment of Executive (A) by the Employer for reasons other than (a) as set forth in Section 4.2.1(i) through (iii) and (b) by the Executive for Good Reason, or (B) by the Executive following the willful and material breach by Employer of its obligations under Section 1 of this Agreement, which breach is not cured within 30 days of notice of such breach to the Board of Directors.

                    (iv) "Good Reason" shall mean the occurrence, without Executive's express written consent, of any of the following circumstances following a Change in Control unless such circumstances are fully corrected prior to the date of termination specified in the termination notice given in respect thereof (A) the failure of Executive to be retained as an employee in a senior executive position; (B) a reduction by the Employer in Executive's salary payable pursuant to Section 3.1 hereof; or (C) a relocation of Executive's office to a location more than twenty (20) miles from the current executive office of the Employer and (i) a failure to make Executive whole for all losses and costs reasonably incurred in connection with the relocation including, but not limited to, moving expenses, forfeited bonds, fees or escrows to clubs or other organizations and losses from the sale of Executive's personal residence and (ii) the failure of Executive to obtain an agreement in form and substance reasonably satisfactory to Executive from any successor to provide employment to Executive in the capacity of a senior executive, at his then current Base Salary, for a period of at least two years from the date of the Change in Control.

                    (v) "Change in Control" shall be deemed to have occurred if:
(A) any "person", as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Employer, any trustee or other fiduciary holding securities under any employee benefit plan of the Employer or any company owned, directly or indirectly, by the shareholders of the Employer in substantially the same proportions as their ownership of the Employer's voting common stock, $.01 par value per share (the "Common Stock"), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of all classes of the Employer's then outstanding voting securities; (B) during any period of two consecutive calendar years individuals who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Employer's shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; (C) the shareholders of the Employer approve a merger or consolidation of the Employer with any other corporation or legal entity, other than a merger or consolidation that would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no person acquires more than 30% of the combined voting power of the Employer's then outstanding securities shall not constitute a Change in Control of the Employer; or (D) the shareholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets.

          4.3  RIGHTS UPON TERMINATION.

               4.3.1 Upon any termination of this Agreement for Cause, Employer shall not have any other or further obligations to the Executive under this Agreement (except (i) as may be provided in accordance with the terms of retirement and other benefit plans pursuant to Section 3, (ii) as to that portion of any unpaid Base Salary and other benefits accrued and earned under this Agreement through the date of such termination, (iii) as to benefits, if any, provided by any insurance policies in accordance with their terms, and (iv) for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4. hereof).

               4.3.2 Upon termination of this Agreement because of the death or Disability of Executive, Employer shall pay to Executive or Executive's estate, any unpaid Base Salary and Bonus accrued through the date of termination specified in the termination notice, plus an additional amount equal to the Severance Payment (as defined in Section 4.3.3), and shall reimburse Executive (or his estate) for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4. hereof. Employer shall pay such amounts within 10 days following such termination, provided, that, at Employer's option, the Severance Payment (as defined in Section 4.3.3) may be made in equal monthly installments over the 12-month period subsequent to the date of termination specified in the termination notice.

               4.3.3 Upon a Termination Without Cause, the Executive shall be entitled to receive (i) severance compensation equal to what would have been his Base Salary under Section 3.1, payable at such times as his Base Salary would have been paid if his employment hereunder had not been terminated, for the longer of twelve (12) months or the remainder of what would have been the Term, as well as a pro rata portion of the Bonus applicable to the calendar year in which such termination occurs, payable when and as such Bonus is determined under Section 3.2, (ii) Base Salary and other benefits, payable within sixty
(60) days after the date of such termination, accrued by him hereunder up to and including the date of such termination, and (iii) the benefits set forth in Sections 3.5 and 3.6 for the longer of twelve (12) months or the remainder of what would have been the Term (and subsequent to which Executive will be entitled to any COBRA benefits). In addition, Employer shall reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4. hereof.

               4.3.4 Upon termination of this Agreement by Executive for Good Reason, Employer shall pay to Executive any unpaid Base Salary and Bonus accrued through the date of termination specified in the termination notice, plus an additional payment equal to the unpaid Base Salary for the balance of the Term and shall reimburse Executive for reasonable business expenses incurred prior to the date of termination, subject to the provisions of Section 3.4 hereof.

               4.3.5 Upon any termination provided for in this Agreement, any outstanding options or other awards granted to Executive by the Employer shall be treated in the manner set forth in the 1997 Performance Incentive Plan or similar or subsequent incentive plan, and any applicable stock option agreements associated with such options or awards.

               4.3.6 Except as provided herein, Employer shall have no further liability to Executive under this Agreement in respect of any termination of this Agreement.

     5. CONFIDENTIALITY. Executive agrees that he will not make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business, operations, practices, or financial condition of Employer or any of its Subsidiaries ("Confidential Information"), which he may have learned as a result of his employment by the Employer during the Term or as a shareholder, officer or director of Employer or any of its Subsidiaries, except to the extent such use or disclosure is (a) necessary to the performance of this Agreement and in furtherance of the best interests of Employer and its Subsidiaries, (b) required by applicable law, (c) authorized by Employer or its Subsidiaries, or (d) is of information which is in the public domain through no unlawful act of the Executive or which the Executive lawfully acquires subsequent to termination of his employment with the Employer from any person not subject to a confidentiality obligation to the Employer or its Subsidiaries. The Executive acknowledges and recognizes that the Confidential Information is essential to the unique nature of the Employer's business and for that reason, all such materials and information shall at all times remain the exclusive property of the Employer. Upon the termination of this Agreement, all such Confidential Information furnished and supplied to the Executive during the Term shall be returned by the Executive to the Employer. Executive, in the event of such termination, will not at any time impart to anyone or use any such Confidential Information. The provisions of Sections 5 and 6 shall survive the expiration, suspension or termination, for any reason, of this Agreement. Executive acknowledges that the Executive's obligations under Sections 5 and 6 shall survive regardless of whether the Executive's employment by the Employer is terminated, voluntarily or involuntarily by the Employer or the Executive, with Cause or without Cause.

     6.   RESTRICTIVE COVENANTS.

          6.1  NON-COMPETITION.

               6.1.1 The Executive agrees that he shall not, until the first anniversary of the date this Agreement is terminated, without the prior written consent of the Employer, directly or indirectly (whether as a sole proprietor, partner, venturer, shareholder, director, officer, employee, or in any other capacity as principal or agent or through any person, corporation, partnership, entity or employee acting as nominee or agent) conduct or engage in or be interested in or associated with any person, firm, association, syndicate, partnership, company, corporation, or other entity which conducts or engages in the international telecommunications business in any geographic areas in which Employer or any Subsidiary is then so engaged in business or proposes to engage in business in accordance with its then-current strategic plan, nor shall Executive interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Employer or any of its Subsidiaries, on the one hand, and any customer, supplier, lessor, lessee or employee of the Employer or any of its Subsidiaries, on the other hand; provided, however, that this
Section 6.1.1. shall not prohibit the Executive from owning beneficially or of record more than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Act of 1933, as amended, or are listed for trading on any United States or foreign stock exchange.

               6.1.2 It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the full extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 6 shall be adjudicated to be invalid or unenforceable, this Section 6 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

     7. INJUNCTIVE RELIEF. If there is a breach or threatened breach of the provisions of Sections 5 or 6 of this Agreement, the Employer shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies for such breach or threatened breach.

     8. INSURANCE. The Employer may, at its election and for its benefit, insure the Employee against accidental loss or death, and the Executive shall submit to such physical examination and supply such information as may be reasonably required in connection therewith.

     9. MISCELLANEOUS. This Agreement: (a) constitutes the entire agreement of the parties with respect to its subject matter and supersedes all previous agreements or understandings, whether oral or written; (b) may not be amended or modified except by a written instrument signed by all the parties; (c) is binding upon and will inure to the benefit of the parties and their respective successors, transferees, personal representatives, heirs, beneficiaries and permitted assigns; (d) may not be assigned or the obligations of any party delegated except with the prior written consent of all the parties; (e) may be executed in duplicate originals; and (f) shall be governed by and interpreted in accordance with the laws of the State of Maryland, without regard to its conflict of laws rules.

     10. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand delivery by independent courier service or by registered or certified mail, return receipt requested, postage prepaid, in either case addressed as follows:

          If to the Executive:     Mr. Prabhav Maniyar
                             c/o STARTEC, INC.
                             10411 Motor City Drive
                             Bethesda, Maryland 20817

          If to the Employer: STARTEC, INC.
                            10411 Motor City Drive
                            Bethesda, Maryland 20817
                            Attention: Secretary
or to such other address as either party hereto may from time to time give notice of to the other in the aforesaid manner. Any notice delivered in the manner set forth in this Section 10 shall be deemed given as of the date of delivery.

     11. INDEMNIFICATION; D&O INSURANCE. Employer shall indemnify Executive, in his capacity as an executive officer or director of Employer or any of its Subsidiaries, to the full extent permissible under the laws of the State of Maryland, or of the state of incorporation of the relevant Subsidiary as the case may be. Employer shall purchase and maintain directors and officers insurance coverage in such amounts and on such terms as are customary for companies within the Employer's industry.

     12. WAIVER. The failure of any party to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy, and the waiver of any violation or breach of this Agreement by a party shall not constitute a waiver of any prior or subsequent violation or breach. No waiver under this Agreement shall be valid unless in writing and executed by the waiving party.

     13. SEVERABILITY. If any provision of this Agreement is determined by a court or other governmental authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement. Further, the provision that is determined to be invalid, illegal or unenforceable shall be reformed and construed to the extent permitted by law so that it will be valid, legal and enforceable to the maximum extent possible.

     14. HEADINGS. The headings used in this Agreement are included for the convenience of the parties for reference purposes only and are not to be used in construing or interpreting this Agreement.

     15. NO THIRD PARTY BENEFICIARIES. This Agreement shall not be deemed to confer in favor of any third parties any rights whatsoever as a third-party beneficiary.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              EMPLOYER:

                              STARTEC, INC.

                              By:________________________________
                              Title: ____________________________


                              EXECUTIVE:

                              -----------------------------------
                                 Prabhav Maniyar